October 2015 Pricing Sheet dated October 20, 2015 relating to Amendment No. 1 to Preliminary Terms No. 620 dated October 16, 2015 Registration Statement No. 333-200365 Filed pursuant to Rule 433

Structured Investments

Opportunities in International Equities

Buffered Jump Securities due April 30, 2018

Based on the Performance of the iShares® MSCI Emerging Markets ETF

Principal at Risk Securities

PRICING TERMS – OCTOBER 20, 2015
Issuer:		Morgan Stanley
Issue price:		$10 per security (See “Commissions and issue price” below)
Stated principal amount:		$10 per security
Pricing date:		October 20, 2015
Original issue date:		October 23, 2015 (3 business days after the pricing date)
Maturity date:		April 30, 2018
Aggregate principal amount:		$5,610,700
Interest:		None
Underlying shares:		Shares of the iShares® MSCI Emerging Markets ETF
Payment at maturity:

•     If the final share price is greater than or equal to the initial share price:

  $10 + the upside payment

•     If the final share price is less than the initial share price but greater than or equal to $32.283, which is 90% of the initial share price, meaning the price of the underlying shares has declined by an amount less than or equal to the buffer amount of 10% from the initial share price:

  $10

•     If the final share price is less than $32.283, which is 90% of the initial share price, meaning the price of the underlying shares has declined by more than the buffer amount of 10% from the initial share price:

  $10 × (share performance factor + 10%)

Under these circumstances, the payment at maturity will be less, and potentially significantly less, than the stated principal amount of $10, subject to the minimum payment at maturity of $1.00 per security.

Upside payment:		$2.285 per security (22.85% of the stated principal amount)
Buffer amount:		10%
Share performance factor:		final share price / initial share price
Initial share price:		$35.87, which is the closing price of one underlying share on the pricing date
Final share price:		The closing price of one underlying share on the valuation date times the adjustment factor on such date
Valuation date:		April 25, 2018, subject to postponement for non-trading days and certain market disruption events
Adjustment factor:		1.0, subject to adjustment in the event of certain events affecting the underlying shares
Minimum payment at maturity:		$1.00 per security (10% of the stated principal amount)
CUSIP:		61765R784
ISIN:		US61765R7843
Listing:		The securities will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.
Estimated value on the pricing date:		$9.534 per security. See “Investment Summary” in the accompanying preliminary terms.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to issuer(3)
Per security	$10	$0.20(1)
		$0.05(2)	$9.75
Total	$5,610,700	$140,267.50	$5,470,432.50
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.20 for each security they sell. For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each security.

(3)	See “Use of proceeds and hedging” in the accompanying preliminary terms.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

Amendment No. 1 to Preliminary Terms No. 620 dated October 16, 2015

Product Supplement for Jump Securities dated November 19, 2014

Index Supplement dated November 19, 2014

Prospectus dated November 19, 2014

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.